CIB MARINE BANCSHARES, INC. ANNOUNCES
SECOND QUARTER PERFORMANCE AND
ADDITIONAL INFORMATION REGARDING ITS CAPITAL PLAN

PEWAUKEE, WI, August 12, 2008 – CIB Marine Bancshares, Inc. today announced its performance for the second quarter ended June 30, 2008 and first half of 2008 which continued to show significant operating losses. The loss from continuing operations in the second quarter of 2008 was $14.00 million or $0.76 per share, and the loss from continuing operations for the first half of 2008 was $16.7 million or $0.91 per share. At June 30, 2008 book value per share was $2.17.

At June 30, 2008, total assets were $1,045,474,000 compared to $1,005,787,000 at the end of 2007. The Company’s year-to-date net interest margin declined to 2.22% in first half 2008 from 2.47% in first half 2007.

Key contributors to the large continuing operating loss include continued depression of the net interest margin due to the high cost of the Company’s trust preferred securities; a negative impact on the provision expense caused by continued deterioration in the purchased home equity loan portfolios and general economic conditions in some of its markets; an $8.5 million provision for loan losses expensed in the second quarter of 2008 compared to a net reversal of $0.7 million for the same period in 2007, and a total loan loss provision of $9.3 million in the first half of 2008 compared to a nominal provision expense for the same period in 2007; and non-interest expense of $11.3 million for the second quarter of 2008 compared to $8.7 million for the second quarter of 2007 which reflects, in part, the establishment of a litigation reserve of $3 million in the second quarter of 2008 related to the shareholder litigation.

CIB Marine continues to take steps to implement the capital plan discussed in the Company’s Form 10-K for the year ended December 31, 2007. To reiterate, the primary goals of the capital plan are to bring interest payments on the trust preferred securities current as soon as possible (the deferral period expires in the first quarter of 2009); maintain well-capitalized capital ratios at all of its subsidiary banks; and improve the Company’s operating efficiency through revenue growth and expense management. Among other developments related to the capital plan are the following:

•	On April 4, 2008, CIB Marine announced that it entered into a definitive agreement to sell the branches, deposits, and most of the loans of Citrus Bank, N.A., its Florida banking subsidiary, to a third party. CIB Marine and the third party have received regulatory approval and expect the transaction to close on August 15, 2008. Following the sale and subject to final regulatory approval, the remaining assets, liabilities and capital of Citrus Bank will be merged into CIB Marine;

•	At the direction of the Board of Directors, the Company engaged an investment banker to assist management in identifying and contacting other bank holding companies regarding a possible merger or business combination involving CIB Marine. As a result of these efforts, management is currently engaged in various stages of discussions and negotiations with potential transaction partners regarding the basic terms on which a merger or business combination might be structured. However, unless the structure and terms of a transaction are agreed to and a definitive agreement is negotiated, neither CIB Marine nor any of the potential transaction partners is or will be under any legal obligation to continue these discussions. Therefore, there can be no assurance as to if or when such a transaction will take place or, if it does, the terms on which such a transaction might be structured.

John P. Hickey, Jr., President and CEO of CIB Marine, noted “The management and Board of CIB Marine continue to execute on the capital plan in an effort to provide the greatest value possible to the shareholders during these difficult times for CIB Marine and the financial service industry in general.” Mr. Hickey added, “I would like to emphasize to our customers and employees that CIB, Marine Bank and Citrus Bank exceed the regulatory requirements for well-capitalized financial institutions.”

This release contains summaries of selected information contained in the Company’s quarterly report on Form 10-Q which the Company filed on August 12, 2008, and should be read in conjunction with the more detailed information contained in the quarterly report.

CIB Marine Bancshares, Inc. is a multi-bank holding company with 24 banking offices in Central Illinois, Wisconsin, Indiana, Florida, and Arizona. Please visit www.cibmarine.com for additional information.

Contact:

John P. Hickey, Jr. President and CEO (262) 695-6000	Angela M. Blair Investor Relations Manager (262) 695-6010

This statement contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1.A of CIB Marine’s Annual report on Form 10-K for the period ended December 31, 2007.

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